UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Clear Channel Outdoor Holdings, Inc.

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CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

4830 North Loop 1604W, Suite 111

San Antonio, Texas 78249

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 17, 2021

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 5, 2021

This Supplement to Proxy Statement (this “Supplement”), dated April 2, 2021, is furnished to the stockholders of Clear Channel Outdoor Holdings, Inc. (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on May 5, 2021, or at any adjournments or postponements thereof (the “Annual Meeting”). This Supplement supplements the definitive Proxy Statement dated March 17, 2021 (the “2021 Proxy Statement”).

This Supplement is being furnished in order to add clarifying information regarding Proposal No. 3, Approval of the Adoption of the Clear Channel Outdoor Holdings, Inc. 2012 Second Amended and Restated Equity Incentive Plan (as amended, the “2021 Plan”). Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the 2021 Proxy Statement. This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. This Supplement should be read in conjunction with the 2021 Proxy Statement.

Supplemental Disclosure Concerning Proposal No. 3

Proposal No. 3 seeks stockholder approval of the 2021 Plan, primarily to increase the share reserve by 35,000,000 shares. As discussed in the 2021 Proxy Statement, in addition to increasing the share reserve, the 2021 Plan removes prescriptive performance vesting criteria in light of legislative changes to the $1 million annual deduction limitation of Section 162(m) of the Code.

As further explanation and context for the 2021 Plan changes, the Prior Incentive Plan also contained other provisions designed to allow awards to meet the “qualified performance-based compensation” exception to Section 162(m) of the Code, including annual limits on employee awards: no individual could receive awards in any calendar year with respect to more than 1,000,000 shares of common stock, plus the individual’s aggregate unused annual limit as of the close of the preceding calendar year, and no individual could receive performance-based cash awards in any calendar year of more than $5,000,000, plus the individual’s aggregate unused annual dollar limit as of the close of the preceding calendar year.

These individual employee award limits were included in the original version of the plan in 2012 and the Prior Incentive Plan to allow awards to comply with the “qualified performance-based compensation” exception under Section 162(m) of the Code. Section 162(m) of the Code limits the annual deduction available for compensation paid to a covered employee to $1,000,000. Before 2018, there was an exception to this annual deduction limit for “qualified performance-based compensation,” but the Tax Cuts and Jobs Act eliminated this exception beginning with the 2018 calendar year. As a result, the 2021 Plan removes provisions previously included to allow awards to meet this “qualified performance-based compensation” exception, including the prescriptive vesting criteria and individual employee award limits, as there is no longer any potential tax benefit for a plan to retain these provisions. The appropriate sizing of awards under the 2021 Plan will continue to be subject to the discretion of our Compensation Committee, which is composed solely of independent directors and is expected to oversee a compensation program with a significant emphasis on performance-based awards.

Except as specifically supplemented by the information contained in this Supplement, all information set forth in the 2021 Proxy Statement remains unchanged and should be considered in voting your shares.